Filed Pursuant to Rule 433

Dated January 25, 2018

Registration No. 333-203125

CAPITAL ONE FINANCIAL CORPORATION

$3,000,000,000

$1,250,000,000 3.200% SENIOR NOTES DUE 2023

$350,000,000 FLOATING RATE SENIOR NOTES DUE 2023

$1,400,000,000 3.800% SENIOR NOTES DUE 2028

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Trade Date:	January 25, 2018

Settlement Date:	January 30, 2018 (T+3)

$1,250,000,000 3.200% SENIOR NOTES DUE 2023

Security:	3.200% Senior Notes due 2023

Principal Amount:	US$1,250,000,000

Net Proceeds to Issuer (before expenses):	US$1,244,137,500

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	January 30, 2023

Coupon:	3.200% per annum

Treasury Benchmark:	2.125% Notes due December 31, 2022

Treasury Benchmark Yield:	2.426%

Spread to Treasury Benchmark:	80 bps

Re-offer Yield:	3.226%

Price to Public:	99.881% of principal amount

Interest Payment Dates:	Semi-annually in arrears on January 30 and July 30 of each year, commencing on July 30, 2018 to, and including, the Maturity Date

Day Count/Business Day Convention:	30/360; Following, unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after December 30, 2022 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BU8 / US14040HBU86

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Academy Securities Inc. CastleOak Securities, L.P. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

$350,000,000 FLOATING RATE SENIOR NOTES DUE 2023

Security:	Floating Rate Senior Notes due 2023

Principal Amount:	US$350,000,000

Net Proceeds to Issuer (before expenses):	US$348,775,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	January 30, 2023

Price to Public:	100.000% of principal amount

Pricing Benchmark:	3-month USD LIBOR (Bloomberg L.P. Page “BBAM”)

Spread to Benchmark:	72 bps

Interest Payment and Reset Dates:	Quarterly on January 30, April 30, July 30 and October 30 of each year, commencing on April 30, 2018 to, and including, the Maturity Date

Interest Determination Date:	The second London banking day preceding the first day of the relevant interest period

Day Count/Business Day Convention:	Actual/360; Modified following, adjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after December 30, 2022 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BV6 / US14040HBV69

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Academy Securities Inc. CastleOak Securities, L.P. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

$1,400,000,000 3.800% SENIOR NOTES DUE 2028

Security:	3.800% Senior Notes due 2028

Principal Amount:	US$1,400,000,000

Net Proceeds to Issuer (before expenses):	US$1,390,928,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	January 31, 2028

Coupon:	3.800% per annum

Treasury Benchmark:	2.250% Notes due November 15, 2027

Treasury Benchmark Yield:	2.624%

Spread to Treasury Benchmark:	120 bps

Re-offer Yield:	3.824%

Price to Public:	99.802% of principal amount

Interest Payment Dates:	Semi-annually in arrears on January 31 and July 31 of each year, commencing on July 31, 2018 to, and including, the Maturity Date

Day Count/Business Day Convention:	30/360; Following, unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after December 31, 2027 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BW4 / US14040HBW43

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Academy Securities Inc. CastleOak Securities, L.P. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting Citigroup Global Inc., at 1-800-831-9146, Credit Suisse Securities (USA) LLC, at 1-800-221-1037, Goldman Sachs & Co. LLC, at 1-866-471-2526, Morgan Stanley & Co. LLC, at 1-866-718-1649, or Capital One Securities, Inc., at 1-800-666-9174, Attn: Compliance.

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